Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

This Settlement Agreement and Mutual General Release (“Agreement”) is made and entered into as of September 26, 2025 (“Execution Date”), by and among: GEMINI FINANCE CORP., a California corporation; UG CONSTRUCTION, INC. DBA EMERALD CONSTRUCTION MANAGEMENT, INC., a Colorado corporation; URBAN-GRO, INC., a Delaware corporation; BRADLEY NATTRASS; RICHARD AKRIGHT; and CHRISTIAN MONSON, collectively referred to herein as the “Parties” or individually as a “Party.”

RECITALS

A. On or about December 12, 2023, Gemini Finance Corp. (“Gemini”) entered into a business relationship with UG Construction, Inc. dba Emerald Construction Management, Inc. (“Emerald”) and urban-gro, Inc. (“urban-gro”), by which Gemini extended revolving credit not to exceed the principal sum of Ten Million Dollars ($10,000,000.00) to Emerald secured by a security interest in all tangible and intangible assets owned by Emerald, including but not limited to Emerald’s accounts receivables and inventory.

B. Emerald’s obligations to Gemini are memorialized in the Loan Agreement, Secured Promissory Note – Revolving (“Note”), Security Agreement, and Deposit Account Control Agreement executed by Emerald on or about December 12, 2023; the First Amendment to Loan Documents and Waiver executed by Emerald on or about March 18, 2024 (“First Amendment”); and Loan Documents Consent and Waiver executed by Emerald on or about May 30, 2025 (collectively, the “Loan Documents”).

C. Also on or about December 12, 2023, urban-gro executed the Continuing Guaranty (“Guaranty”) in favor of Gemini, by which urban-gro unconditionally guaranteed and promised to pay on demand to Gemini all indebtedness of Emerald owed to Gemini.

D. Bradley Nattrass (“Nattrass”) is Chief Executive Officer of Emerald and urban-gro. Richard Akright (“Akright”) is Chief Financial Officer of urban-gro and former Chief Executive Officer of Emerald. Christian Monson (“Monson”) is General Counsel of urban-gro.

E. On or about June 15, 2025, Emerald defaulted under the Loan Documents.

F. On August 29, 2025, Gemini commenced the lawsuit captioned Gemini Finance Corp. v. UG Construction, Inc. dba Emerald Construction Management, Inc; urban-gro, Inc.; Bradley Nattrass; Richard Akright; and Christian Monson in Case No. ‘25CV2259 W SBC (the “Case”) in U.S. District Court for the Southern District of California (the “District Court”). In the Case, Gemini alleges causes of action for breach of contract, accounting, breach of guaranty, common counts, and negligent misrepresentation (“Gemini’s Claims”). Nattrass, Akright, and Monson are referred to herein as the “Individual Defendants.” Emerald, urban-gro, and the Individual Defendants are referred to herein as “Defendants.”

G. Defendants assert certain claims and defenses against Gemini, and Defendants are not waiving or forfeiting such claims or defenses by entering into this Agreement until all Defendants are fully dismissed from the Case with prejudice.

H. On September 4, 2025, Gemini conducted a duly noticed and, in Gemini’s opinion, commercially reasonable UCC foreclosure sale pursuant to its rights as the secured party under the Loan Documents (“Foreclosure Sale”). At the Foreclosure Sale, Gemini purchased Emerald’s assets that were identified as Collateral in the Loan Documents with a credit bid of $450,000.00. Pursuant to the Bill of Sale effective September 4, 2025, Gemini is the legal owner of such assets.

I. On or about September 10, 2025, after Emerald’s assets were purchased by Gemini at the Foreclosure Sale, one or more Defendants withdrew $86,189.00 (“Depository Amount”) from the Emerald bank account holding funds from an accounts receivable from Fogo de Chau, one of Emerald’s assets that were sold to Gemini at the Foreclosure Sale.

J. Pursuant to the Loan Documents, as of the date hereof, Gemini is still owed the principal amount of not less than $1,422,852.86 but has agreed the claim amount will be $1,400,000 plus the Depository Amount ($1,486,189.00, the “Claim Amount”), subject to adjustment herein.

K. The Parties have reached a settlement of the Case that is structured around applicability of the securities registration exemption set forth Section 3(a)(10) of the Securities Act of 1933 (15 U.S.C. § 77c(a)(10)).

NOW, THEREFORE, in consideration of the foregoing premises, and the promises and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in settlement of all claims and potential claims arising out of, related to and set forth in the Recitals, or otherwise, and in consideration of the terms and releases recited, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

1. RECITALS

The Recitals set forth above are incorporated by reference and made a part of this Agreement.

2. DEFINED TERMS.

As used in this Agreement, the following terms shall have the following meanings specified or indicated (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(a) “Common Stock” shall mean urban-gro’s Common Stock, par value $0.001 per share, and any shares of any other class of common stock whether now or hereafter authorized, having the right to participate in the distribution of dividends (as and when declared) and assets (upon liquidation of urban-gro).

(b) “Gross Proceeds” shall mean proceeds from sales of Settlement Shares (defined below) by Gemini.

(c) “Last Tranche Date” shall mean the date upon which urban-gro has delivered the last tranche of Settlement Shares to Gemini in accordance with Section 6 below.

(d) “Net Proceeds” shall mean Gross Proceeds less all brokerage, clearing and delivery related fees associated with the generation of such Gross Proceeds, including but not limited to, commission and execution fees, ticket and deposit fees, DTC and Non-DTC, transfer agent and clearing agent fees.

(e) “Principal Market” shall mean the Nasdaq National Market, the Nasdaq SmallCap Market, the Over-the-Counter Market, Bulletin Board, or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

(f) “Trading Day” shall mean any day during which the Principal Market shall be open for business.

(g) “Transfer Agent” shall mean the transfer agent for the Common Stock (and to any substitute or replacement transfer agent for the Common Stock upon urban-gro’s appointment of any such substitute or replacement transfer agent).

3. CONDITIONS PRECEDENT TO EFFECTIVENESS OF THIS AGREEMENT

The Parties agree that the following are conditions precedent to the effectiveness of this Agreement:

(a) Entry of an order of the District Court (“Fairness Hearing Order”) approving this Agreement and finding that, under the circumstances of this Agreement and the Case, and pursuant to 15 U.S.C. § 77c(a)(10), urban-gro is exempt from filing a registration statement regarding its stock to be issued to, and acquired by, Gemini in exchange for release of Gemini’s Claims against Defendants as described herein; and

In the event the District Court does not enter the Fairness Hearing Order within sixty (60) days of the Execution Date, this Agreement shall be null and void, and the litigation in the Case will proceed.

4. EFFECTIVE DATE

This Agreement shall be effective on the last day on which the condition precedent as set forth in Section 3 above has been met, or is waived in writing by the Parties (the “Effective Date”).

5. FAIRNESS HEARING AND ORDER

(a) Upon execution of this Agreement, Gemini and Defendants shall promptly file a joint motion requesting an expedited fairness hearing under Section 3(a)(10) of the Securities Act of 1933 (15 U.S.C. § 77c(a)(10)) (“Section 3(a)(10)”) with the District Court for prompt consideration of this Agreement and entry of the Fairness Hearing Order (“Fairness Hearing”).

(b) Each Party waives a statement of decision, and the right to appeal the Fairness Hearing Order after its entry. Defendants further waive any defense based on the rule against splitting causes of action.

6. SETTLEMENT SHARES

After entry of the Fairness Hearing Order, in settlement of Gemini’s Claims and subject to the satisfaction of all applicable conditions and requirements of Section 3(a)(10), urban-gro shall issue and deliver to Gemini, shares of its Common Stock (the “Settlement Shares”) in one or more tranches, subject to the Share Cap (as defined below), as necessary in order to meet adjustment and ownership limitations, as set forth below, sufficient to generate proceeds such that the aggregate Net Proceeds equals the Claim Amount. Notwithstanding the foregoing, under no circumstances shall urban-gro be required to issue an aggregate number of Settlement Shares that exceeds 2,589,723, which is equal to 19.99% of urban-gro’s outstanding shares of Common Stock as of the date of this Agreement, for purposes of complying with Nasdaq Listing Rule 5635, to the extent such rule is applicable to urban-gro (the “Share Cap”).

(a) No later than the fifth (5th) Trading Day following the date the District Court enters the Fairness Hearing Order, time being of the essence, urban-gro shall:

(i) cause legal counsel satisfactory to urban-gro’s transfer agent to issue an opinion to such Transfer Agent, in form and substance reasonably acceptable to Gemini and such Transfer Agent, that the shares of Common Stock to be issued as the initial issuance and any additional issuance are legally issued, fully paid and non-assessable, are exempt from registration under the Securities Act, may be issued without restrictive legend, and may be resold by Gemini without restriction pursuant to the Fairness Hearing Order; and

(ii) issue the Settlement Shares, in tranches as necessary, by physical delivery, or as Direct Registration Systems (DRS) shares to Gemini’s account with The Depository Trust Company (DTC) or through the Fast Automated Securities Transfer (FAST) Program of DTC’s Deposit/Withdrawal Agent Commission (DWAC) system, without any legends or restriction on transfer pursuant to the Fairness Hearing Order. The first tranche of the Settlement Shares received into Gemini’s account and available for sale by Gemini shall be referred to as the “Initial Issuance.”

(b) Urban-gro shall deliver to Gemini, through the initial tranche and any required additional tranches, that number of Settlement Shares, the proceeds from sales of which will generate an aggregate Net Proceeds equal to the Claim Amount, subject to the Share Cap. To the extent that urban-gro issues Settlement Shares in excess of that necessary to satisfy the Claim Amount, Gemini shall return any excess Settlement Shares to urban-gro for reinstatement as authorized, but unissued shares. For the avoidance of doubt, under no circumstances shall the aggregate number of Settlement Shares exceed the Share Cap.

(c) Notwithstanding anything to the contrary contained herein, the Settlement Shares beneficially owned by Gemini at any given time shall not exceed the number of such shares that, when aggregated with all other shares of urban-gro then beneficially owned by Gemini, or deemed beneficially owned by Gemini, would result in Gemini owning more than 4.99% of all such Common Stock as would be outstanding on such date, as determined in accordance with Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations promulgated thereunder. In compliance therewith, urban-gro agrees to deliver the Initial Issuance and any additional issuances in one or more tranches.

(d) Gemini shall use its best efforts to sell approximately 10% of the daily volume of urban-gro Common Stock each Trading Day (“Daily Threshold Stock Amount”) following the Effective Date and shall use its best efforts not to exceed selling Daily Threshold Stock Amount on any given Trading Day.

(e) For so long as Gemini or any of its affiliates holds any Settlement Shares, neither urban-gro nor any of its affiliates shall, without the prior written consent of Gemini (which may not be unreasonably withheld), vote any shares of Common Stock owned or controlled by it (unless voting in favor of a proposal approved by a majority of urban-gro’s Board of Directors), or solicit any proxies or seek to advise or influence any person with respect to any voting securities of urban-gro in favor of (1) causing a class of securities of urban-gro to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system like OTC Markets, (2) causing a class of equity securities of urban-gro to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, (3) taking any action which would impede the purposes and objects of this Agreement.

(f) Upon entry of the Fairness Hearing Order by the District Court, urban-gro shall file such public filings or reports as may be required in respect of this Agreement.

(g) By receiving such tranche of Settlement Shares, Gemini agrees to use its best efforts to sell such Settlement Shares promptly following receipt by
Gemini, subject to the Daily Threshold Stock Amount and the Share Cap.

(h) During the period beginning on the Execution Date and ending on the date when Gemini no longer holds or is entitled to any Settlement Shares, Gemini shall not engage in any transaction that would constitute a Short Sale. For purposes of this Agreement, “Short Sale” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act.

7. STAY AND DISMISSAL OF THE CASE IN DISTRICT COURT

(a) From the Execution Date and so long as Defendants are in compliance with this Agreement, none of the Parties shall take any action in the Case other than to inform the District Court of this Agreement and the Fairness Hearing.

(b) Upon the Execution Date, Gemini shall dismiss the Case with prejudice against Monson, each Party to bear its own fees and costs (if any) to effectuate the same.

(c) Following entry of the Fairness Hearing Order and upon the Last Tranche Date, Gemini shall dismiss the Case with prejudice against all remaining Defendants, each Party to bear its own fees and costs (if any) to effectuate the same.

(d) If the District Court does not enter the Fairness Hearing Order, Gemini is free to resume litigation of Gemini’s Claims in District Court against all Defendants, except Monson.

8. DEFENDANTS’ REPRESENTATIONS, WARRANTIES, AND COVENANTS

Defendants hereby represent, warrant, and covenant to Gemini as follows:

(a) As of September 10, 2025, urban-gro has 30,000,000 shares of Common Stock authorized, of which approximately 12,696,557 Shares of Common Stock are issued and outstanding;

(b) The shares of Common Stock to be issued as Settlement Shares pursuant to the Fairness Hearing Order are duly authorized, and when issued will be duly and validly issued, fully paid and non-assessable, free and clear of all liens, encumbrances and preemptive and similar rights to subscribe for or purchase securities;

(c) Upon District Court approval of this Agreement and entry of the Fairness Hearing Order, the Settlement Shares will be exempt from registration under the Securities Act and issuable without any restrictive legend;

(d) urban-gro has reserved from its duly authorized capital stock a number of shares of Common Stock at least equal to twice the number of shares that could be issued pursuant to the terms of the Fairness Hearing Order;

(e) If at any time it appears reasonably likely that there may be insufficient authorized shares to fully comply with this Agreement and the Fairness Hearing Order, urban-gro shall promptly increase its authorized shares to ensure its ability to timely comply with this Agreement and the Fairness Hearing Order;

(f) The execution of this Agreement and performance thereof by Defendants and Gemini will not (1) conflict with, violate or cause a breach or default under any agreements between urban-gro and any creditor (or any affiliate thereof) related to Gemini’s Claims, or (2) require any waiver, consent, or other action of urban-gro or any creditor, or their respective affiliates, that has not already been obtained;

(g) Urban-gro has all necessary power and authority to execute, deliver and perform all its obligations under this Agreement;

(h) The execution, delivery and performance of this Agreement by urban-gro has been duly authorized by all requisite action on the part of urban-gro (including a majority of its directors), and this Agreement has been duly executed and delivered by urban-gro;

(i) Urban-gro did not enter into Guaranty, or cause Emerald to enter into the Loan Documents, which gave rise to Gemini’s Claims, in contemplation of any sale or distribution of urban-gro’s Common Stock or other securities; and

(j) Urban-gro’s executive officers and directors have studied and fully understand the nature of the transaction contemplated by this Agreement and recognize that they have a potential dilutive effect. The board of directors of urban-gro has concluded in its good faith business judgment that such transaction is in the best interests of urban-gro. Urban-gro specifically acknowledges that its obligation to issue the Settlement Shares is binding upon urban-gro and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of urban-gro, subject to the Share Cap.

9. GEMINI’S REPRESENTATIONS, WARRANTIES, AND COVENANTS

Gemini hereby represents, warrants, and covenants to Defendants as follows:

(a) Gemini is the owner of the Gemini Claims;

(b) Gemini has all necessary power and authority to execute, deliver and perform all its obligations under this Agreement;

(c) The execution, delivery and performance of this Agreement by Gemini has been duly authorized by all requisite action on the part of Gemini, and this Agreement has been duly executed and delivered by Gemini;

(d) Gemini’s officers and directors are sophisticated investors who have studied and fully understand the nature of the transaction contemplated by this Agreement and recognize the financial risks involved with acquiring urban-gro’s Settlement Shares in exchange for the Gemini Claims. The board of directors of Gemini has concluded in its good faith business judgment that such transaction is in the best interests of Gemini. Gemini specifically acknowledges that its obligation to release the Gemini Claims is binding upon Gemini and enforceable regardless of any diminution in value of the Settlement Shares.

10. MUTUAL RELEASE OF CLAIMS

(a) Except with respect to the express rights and obligations created by or acknowledged in this Agreement, effective upon the Effective Date, Gemini hereby releases and discharges Defendants, and their respective agents, representatives, heirs, assigns, officers, directors, employees, members, owners, shareholders, partners, associates, accountants, attorneys of and from any and all obligations, liabilities, guarantees, actions, causes of action, potential causes of action or claims, contracts, torts, rights, lawsuits, damages, judgments, debts, costs, expenses, attorney fees, taxes, liens, notes, securities, stocks, bonds, investments, claims, and demands of whatever kind or nature arising from, accrued under, relating to, or based upon any cause, matter or reason whatsoever against Defendants, including without limitation those relating to the acts, transactions and occurrences referenced in the Recitals, the Foreclosure Sale, and any withdrawal or use of the Depository Amount. Depository Amount. For the avoidance of doubt, the foregoing releases do not release any of Defendants’ obligations under this Agreement.

(b) Except with respect to any express rights and obligations created by or acknowledged in this Agreement, effective upon the Effective Date, Defendants hereby release and discharge the Gemini, and its respective agents, representatives, heirs, assigns, officers, directors, employees, members, owners, shareholders, partners, associates, accountants, attorneys of and from any and all obligations, liabilities, guarantees, actions, causes of action, potential causes of action or claims, contracts, torts, rights, lawsuits, damages, judgments, executions, debts, costs, expenses, attorney fees, taxes, liens, notes, securities, stocks, bonds, investments, claims, and demands of whatever kind or nature whatsoever arising from, accrued under, relating to, or based upon any cause, matter or reason whatsoever against Gemini, including without limitation those relating to the acts, transactions and occurrences referenced in the Recitals. For the avoidance of doubt, the foregoing releases do not release any of Gemini’s obligations under this Agreement.

(c) Section 1542 Waiver

Gemini and Defendants further acknowledge that any or all of them, or their attorney, may hereafter discover facts different from or in addition to the facts which are now known or believed to be known, and that it is their intention to fully, finally, absolutely and forever settle any and all claims and differences which now exist or previously existed, whether known or unknown, between the Parties, arising from, accrued under, relating to, or based upon any cause, matter or reason whatsoever relating to the acts, transactions and occurrences referenced in the recitals. In furtherance of this intention, and subject to any express rights and obligations created by this Agreement, the releases herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts. The Parties acknowledge that they have been informed by their respective attorneys and/or advisors of, and that they are familiar with, Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Other than the rights and obligations provided for in this Agreement, the Parties specifically and expressly waive, release, abandon, and relinquish all rights and benefits which they may acquire under Section 1542 of the Civil Code of the State of California, or any statute of similar effect with respect to the releases herein made.

11. INDEMNIFICATION

Each Party shall indemnify, defend, and hold the other Party and its affiliates harmless with respect to all obligations of such Party arising from or incident or related to this Agreement, including, without limitation, any claim or action brought derivatively or directly by any creditor or shareholders of urban-gro. Each Party’s aggregate liability under this Section shall not exceed the Claim Amount. The indemnities herein shall survive the Effective Date.

12. EVENTS OF DEFAULT

Defendants shall be in default of this Agreement upon the occurrence of any of the following:

(a) If urban-gro fails to promptly deliver the Settlement Shares to Gemini in the form and mode of delivery as required by Section 3 of this Agreement;

(b) If urban-gro fails to comply with the Covenants set forth in Section 8 above;

(c) If bankruptcy, dissolution, receivership, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against urban-gro; or if the trading of the Common Stock shall have been halted, limited, or suspended by the SEC or on the Principal Market; or trading in securities generally on the Principal Market shall have been suspended or limited; or minimum prices shall been established for securities traded on the Principal Market; or there shall have been any material adverse change (i) in urban-gro’s finances or operations, or (ii) in the financial markets such that, in the reasonable judgment of Gemini, makes it impracticable or inadvisable to trade the Settlement Shares; and such suspension, limitation or other action is not cured within ten (10) trading days.

13. REMEDIES

In the event of a breach of this Agreement, all legal and equitable remedies may be employed to enforce the terms of this Agreement.

The Parties hereby agree with each other that, in the event of any breach of this Agreement by any Party, where such breach may cause irreparable harm to the other Party, or where monetary damages may not be sufficient or may not be adequately quantified, then the affected Party shall be entitled to specific performance, injunctive relief or such other equitable remedies as may be available to it, which remedies shall be cumulative and non-exclusive, and in addition to all other remedies which such Party may otherwise have at law or in equity, and without the posting of any bond being required.

14. NECESSARY ACTION

At all times after the execution of this Agreement and entry of the Fairness Hearing Order, each Party agrees to take or cause to be taken all such necessary action including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by any Party for such purposes or otherwise necessary to effect and complete the transactions contemplated by this Agreement.

15. COOPERATION FROM EMERALD FORECLOSURE SALE

(a) Defendants acknowledge that Gemini conducted a commercially reasonable UCC Foreclosure Sale of its collateral under the Loan Documents.

(b) Defendants agree to assist Gemini in its attempt to monetize the assets acquired from Emerald in the Foreclosure Sale.

(c) Further, if Gemini receives consideration for the sale of the assets and/or settlement of Emerald liabilities acquired by Gemini in the Foreclosure Sale in excess of $450,000 (such excess amount, the “Surplus”), Gemini and urban-gro shall split such Surplus on a 50-50% basis net of Gemini’s reasonable, documented third party costs in the sale of such assets and/or settlement of such liabilities, and subsequent transfers of the Common Stock shall be correspondingly reduced.

(d) This Section 15 of the Agreement shall survive the Effective Date.

16. MUTUAL REPRESENTATIONS AND WARRANTIES

(a) Each Party further represents and warrants to the other Parties that:

(i) such Party has full power and legal capacity to enter into, execute and perform this Agreement in accordance with its terms; and

(ii)  as to each Party, the execution and delivery of this Agreement by such Party shall create a valid agreement by such Party, enforceable against such Party in accordance with its terms, and no Party has any knowledge of any fact, circumstance, condition, agreement or other factor which would render such Party unable to perform this Agreement in the manner required of such Party hereunder.

(b) The Parties agree that each will bear its own costs and attorneys’ fees incurred in connection with the Case, and the negotiation, documentation, and execution of this Agreement. In the event any Party shall be forced to bring any legal action to protect its rights under this Agreement, then the prevailing party in such proceeding shall be entitled to reimbursement from the non-prevailing Party(ies) of all fees, costs and other expenses (including, without limitation, the reasonable expenses of its attorneys) in bringing or defending against such action. Additionally, each Party shall bear its own tax obligations, if any.

17. NO ADMISSION OF LIABILITY

This Agreement affects the settlement of claims that are denied and contested, and nothing contained herein shall be construed as an admission of wrongdoing or as to the viability of any defenses by any Party. It is instead understood and agreed that this is a compromise and settlement of disputed claims or potential claims. This Agreement is solely the result of a good faith compromise and settlement between the Parties.

18. SUCCESSORS

Subject to the terms and provisions recited herein, this Agreement is binding upon and shall inure to the benefit of the Parties and each Party’s respective successors, assigns and related and affiliated entities.

19. INTERPRETATION

The Parties acknowledge and agree that they have been given the opportunity to independently review this Agreement with legal counsel prior to acceptance of the particular language and provisions. In the event of an ambiguity in, or dispute regarding the interpretation of same, the interpretation of this Agreement shall not be resolved by any rule of interpretation providing for interpretation against the Party or that Party’s attorney who causes the uncertainty to exist or against the drafter. This Agreement is to be interpreted without regard to which Party is deemed the draftsman. The terms and intent of this Agreement, with respect to the rights and obligations of all Parties identified, shall be interpreted and construed on the assumption that all Parties participated equally in its drafting.

20. ENTIRE AGREEMENT

This Agreement contains the sole and entire agreement and understanding of the Parties with respect to the subject matter, and supersedes and replaces any and all prior discussions, offers, negotiations, commitments, understandings, and proposed agreements or agreements to resolve the disputes.

21. WAIVER, MODIFICATION AND AMENDMENT

No provisions of this Agreement may be waived unless in writing and signed by all Parties to this Agreement. Waiver of any one provision shall not be deemed to be a waiver of any other provision. This Agreement may not be modified, amended, supplemented or terminated except by a later writing executed by all of the Parties.

22. GOVERNING LAW; VENUE

This Agreement shall be governed by and construed in accordance with the laws of the State of California. In the event that any dispute shall occur between the Parties arising out of or resulting from the construction, interpretation, enforcement or any other aspect of this Agreement, the Parties hereby agree to accept the exclusive jurisdiction of the District Court.

23. NOTICES

All notices required under this Agreement shall be deemed effective (a) on the date delivered, if delivered by personal delivery as against written receipt therefor or by confirmed facsimile transmission; (b) the second (2nd) business day after mailing by domestic or international express courier, with delivery costs and fees prepaid; or (c) the seventh (7th) business day after deposit, postage prepaid, in the United States Postal Service by registered or certified mail, each with a concurrent copy by e-mail, and shall be addressed to the Parties as follows:

To Gemini:	Mr. Steven Winters GEMINI FINANCE CORP. 1075 Valleyside Lane Encinitas, CA 92024 Steve@GeminiFinanceCorp.com

with a copy to:	Leslie T. Gladstone, Esq. FINANCIAL LAW GROUP 5656 La Jolla Blvd. La Jolla, CA 92037 LeslieG@flgsd.com

To urban-gro and/or Emerald:	URBAN-GRO, INC. 1751 Panorama Point, Unit G Lafayette, CO 80026 Attn: Bradley Nattrass, CEO Brad@uggroup.com

with a copy to:	Frank A. Segall, Esq. BLANKROME 125 High Street Boston, MA 02110-1624 Frank.Segall@blankrome.com

Should addresses, e-mail addresses, or other identified information change, including for notice and copy purposes, written notice shall be given in accordance with this provision.

24. ADVICE OF COUNSEL

The Parties acknowledge that they have been represented by counsel or have had the opportunity to seek advice of counsel in the negotiations leading up to the execution of this Agreement, and that they have read this Agreement and that it has been fully explained to them by their counsel or they have had the opportunity to seek advice of counsel.

25. SEVERABILITY

In the event that any one or more of the provisions contained in this Agreement or any other related document (if any) shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any such other document(s), but this agreement and the other document(s) shall be construed as if such invalid, illegal or unenforceable provision had not been included. However, the terms of this Agreement are and remain contingent upon certain events as set forth herein.

26. TIME IS OF THE ESSENCE

Time is of the essence for all provisions of this Agreement.

27. COUNTERPART AND FACSIMILE /SCANNED/EMAILED SIGNATURE PAGES

This Agreement may be executed by the Parties (and signed off on as having been reviewed and approved as to form by counsel of record) through counterpart signature pages (and not as part of one document bearing all signatures consecutively), all of which, when together, shall constitute satisfaction of the signature requirements. Facsimile, scanned, or emailed signatures may be used in the place and stead of the original and will be admissible into evidence to the same extent that the original would be.

28. RETENTION OF JURISDICTION

The District Court shall retain jurisdiction to enforce the terms of this Agreement.

29. SIGNATURES

By their signatures below, each of the representatives of the Parties executing this Agreement represent that he or she has read and fully understands the Agreement and is authorized to execute it on behalf of the Party represented.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties have duly executed this Settlement Agreement and Stipulation as of the date first indicated above.

GEMINI FINANCE CORP.,		URBAN-GRO, INC.,
a California corporation		a Colorado corporation

By:	/s/ Steven Winters	By:	/s/ Bradley Nattrass
	Steven Winters		Bradley Nattrass
	Its President		Its Chief Executive Officer

UG CONSTRUCTION, INC., DBA EMERALD CONSTRUCTION MANAGEMENT, INC.,		/s/ Bradley Nattrass
a Colorado corporation		Bradley Nattrass

By:	/s/ Bradley Nattrass	/s/ Richard Akright
	Bradley Nattrass	Richard Akright
Its Chief Executive Officer

/s/ Christian Monson
Christian Monson

APPROVED AS TO FORM

FINANCIAL LAW GROUP, PC		BLANKROME

By:	/s/ Leslie T. Gladstone, Esq.	By:	/s/ Frank A. Segall, Esq.
	Leslie T. Gladstone, Esq.		Frank A. Segall, Esq.
	Attorneys for Gemini Finance Corp.		Attorneys for UG Construction, Inc., dba Emerald Construction Management, Inc., urban-gro, Inc., Bradley Nattrass, Richard Akright, and Christian Monson